May 4, 2012

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Gregory D. Newton, EVP, Chief Financial Officer, Cascade Bancorp (541) 617-3526
Terry E. Zink President & Chief Executive Officer, Cascade Bancorp (541) 385-6205

Bank of the Cascades Returns to Profitability: Cascade Bancorp Files First Quarter Results and Announces Net Income of $1.1 Million

Bend, Ore – May 4, 2012 – Bank of the Cascades, a wholly-owned subsidiary of Cascade Bancorp (NASDAQ: CACB), today announced a return to profitability. On May 4, 2012, Cascade Bancorp filed its March 31, 2012 quarterly report on Form 10-Q with the Securities and Exchange Commission. For the first quarter of 2012 Cascade Bancorp recorded net income of $1.1 million. Total deposits at the end of the first quarter of 2012 were stable compared to 2011 year-end, while the loan portfolio declined in the period compared to 2011 year-end due to continued payoffs and pay-downs of loan balances. The net interest margin for the first quarter of this year increased from 2011 year-end to 4.31%, net charge-offs were improved compared to the last quarter of 2011 at 0.48% of loans (annualized rate). Cascade Bancorp also increased its reserve for loan losses as of the first quarter of 2012 to $44.0 million or 5.04% of outstanding loans. The year-ago 2011 first quarter net income was $31.0 million, which included a $32.8 million after-tax extraordinary gain on extinguishment of the Cascade Bancorp’s junior subordinated debentures; excluding this gain, the net loss for the first quarter of 2011 was approximately ($1.8) million.

Terry Zink president and CEO of Cascade Bancorp commented, “I am excited with our first quarter profit. Cascade Bancorp has fought its way through a tough economic cycle and we believe that we are finally climbing out. We believe that we have sufficient capital and reserves and are focused on helping to revitalize the communities we serve. Our top priority is putting local deposits to work in the form of business and consumer loans, including mortgages.” He continued, “We are aggressively pursuing new opportunities to provide quality credit to help businesses expand, foster job creation and continue to contribute to the economies of Oregon and Idaho which we are proud to serve.”

Lee Appointed Chief Credit Officer

Zink has also announced that Daniel Lee has been appointed to serve as Executive Vice President and Chief Credit Officer of Cascade Bancorp and Bank of the Cascades. In this role, Lee has assumed responsibility for the oversight and administration of the bank’s loan portfolio including all consumer, mortgage and business loans and lines of credit. Lee’s focus will be on ensuring the quality of the loan portfolio while making competitive credit opportunities available to the bank’s markets.

Lee brings over thirty years of banking and financial expertise, including executive positions with a number of organizations. He most recently served at as Executive Vice President at a $2 billion bank in Indianapolis, Indiana. Lee holds a BS and MBA from Indiana University. Throughout his career Lee has been actively involved with community and industry leadership programs.

Zink commented, “It is a pleasure to welcome Dan to our team and to the Pacific Northwest as he brings valuable expertise and insights. I look forward to Dan helping us build a strong community bank for our customers and investors.”

About Cascade Bancorp and Bank of the Cascades

Cascade Bancorp (NASDAQ: CACB), headquartered in Bend, Oregon, and its wholly owned subsidiary, Bank of the Cascades, operate in Oregon and Idaho markets. Founded in 1977, Bank of the Cascades offers full-service community banking through 32 branches in Central Oregon, Southern Oregon, Portland/Salem, and Boise/Treasure Valley. The Bank has a business strategy that focuses on delivering the best in community banking for the financial well-being of customers and shareholders. It executes its strategy through the consistent delivery of full relationship banking focused on attracting and retaining value driven customers. For further information, please visit our web site at www.botc.com.

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FORWARD LOOKING STATEMENTS

This release contains forward-looking statements about Cascade Bancorp’s plans and anticipated results of operations and financial condition. These statements include, but are not limited to, our plans, objectives, expectations, and intentions and are not statements of historical fact. When used in this report, the word "expects," "believes," "anticipates,” “could,” “may,” “will,” “should,” “plan,” “predicts,” “projections,” “continue” and other similar expressions constitute forward-looking statements, as do any other statements that expressly or implicitly predict future events, results or performance, and such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain risks and uncertainties and Cascade Bancorp’s success in managing such risks and uncertainties could cause actual results to differ materially from those projected, including among others, the risk factors described in our annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) for the year ended December 31, 2011, as well as the following factors: we continue to operate under the regulatory order with the Federal Deposit Insurance Corporation (“FDIC”) and the Oregon Division of Finance and Corporate Securities (“DFCS”), and the written agreement entered into with the Federal Reserve Bank and DFCS, which restricts our ability to take certain actions; local and national economic conditions could be less favorable than expected or could have a more direct and pronounced effect on us than expected and adversely affect our results of operations and financial condition; the local housing/real estate market could continue to decline for a longer period than we anticipate; the risks presented by a continued economic recession, which could continue to adversely affect credit quality, collateral values, including real estate collateral and OREO properties, investment values, liquidity and loan originations, reserves for loan losses and charge offs of loans and loan portfolio delinquency rates and may be exacerbated by our concentration of operations in the States of Oregon and Idaho generally, and Central Oregon, Southern and Northwest Oregon, and the greater Boise/Treasure Valley, Idaho area, specifically; interest rate changes could significantly reduce net interest income and negatively affect funding sources; competition among financial institutions could increase significantly; competition or changes in interest rates could negatively affect net interest margin, as could other factors listed from time to time in Cascade Bancorp’s SEC reports; the reputation of the financial services industry could further deteriorate, which could adversely affect our ability to access markets for funding and to acquire and retain customers; and existing regulatory requirements, changes in regulatory requirements and legislation and our inability to meet those requirements, including capital requirements and increases in our deposit insurance premium, could adversely affect the businesses in which we are engaged, our results of operations and financial condition. These forward-looking statements speak only as of the date of this release. Cascade Bancorp undertakes no obligation to publish revised forward-looking statements to reflect the occurrence of unanticipated events or circumstances after the date hereof. Readers should carefully review all disclosures filed by Cascade Bancorp from time to time with the SEC.

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